Exhibit 99.1


      Varian Medical Systems Continues Rapid Growth In Earnings,
    Sales, Net Orders, And Backlog In First Quarter Of Fiscal 2004

   PALO ALTO, Calif.--(BUSINESS WIRE)--Jan. 28, 2004--Varian Medical Systems (NYSE:VAR) today reported continued strong growth in net earnings, sales, net orders, and backlog for the first quarter of fiscal 2004. Net earnings for the quarter were $29 million ($0.41 per diluted share) versus $21 million ($0.30 per diluted share) in the year-ago period. First-quarter sales were $267 million, up 29 percent from the year-ago quarter. Net orders were $308 million, up 23 percent from the year-ago period. Backlog at the end of the quarter stood at a record $850 million, up 14 percent from the total at the end of the first quarter in fiscal 2003.
   "Our company had another robust quarter of growth in all business segments," said Richard M. Levy, Chairman and CEO of Varian Medical Systems. "We are serving a growing market in which demand is being driven by rising cancer incidence, underserved medical needs outside the U.S., and dramatic technological advances that are leading to significant improvements in patient care. Meanwhile, our emerging businesses in security and inspection, flat panel X-ray imaging, and brachytherapy also added to the company's sales growth during the quarter."
   The company ended the quarter with $396 million in cash and marketable securities after buying back $35 million in company stock and completing the acquisition of Zmed, Inc. for $35 million during the period. Operating cash flow for the quarter was $57 million. Accounts receivable days sales outstanding also improved to 76 days at the end of the quarter, down 13 days from the same point in the last fiscal year.

   Oncology Systems

   Oncology Systems sales of Clinac(R) linear accelerators and ancillary products, as well as software and services for radiotherapy, totaled $221 million for the first quarter. This unusually strong 33 percent growth from the year-ago period was in response to customer shipment demand.
   First-quarter net orders for this business totaled $255 million, up 19 percent from the prior-year period. North America continued to be Oncology Systems' largest market, representing 56 percent of its net orders during the quarter. "In international markets, continued strength in the Euro contributed to growth in net orders in Europe, Oncology Systems' largest international region," said Levy. For the trailing 12 months, Oncology Systems' overall net orders increased by 17 percent, including a 15 percent gain in North America and a 22 percent gain in international markets over the comparable prior period.
   During the quarter, another 53 clinics began treating patients with Varian SmartBeam(TM) IMRT (intensity modulated radiation therapy) bringing the total to 525 clinics -- more than double the number that were treating patients with this advanced technique at the same time last year. "We hope to see many more clinics treating patients with SmartBeam IMRT by the end of this fiscal year," said Levy.
   "We increased R&D spending during the quarter and made good progress in the development and deployment of next-generation products for Dynamic Targeting IGRT (image-guided radiation therapy) and for stereotactic radiotherapy, even more precise treatment processes," said Levy.

   X-Ray Products

   Sales in the X-Ray Products business, including tubes and amorphous silicon flat-panel digital imagers, were $37 million for the quarter, up 9 percent from the first quarter of last fiscal year. "X-Ray Products had a good quarter with solid sales growth in both high-power CT scanning tubes and in its new flat panel products," said Levy.

   GTC and BrachyTherapy Business

   The Ginzton Technology Center and BrachyTherapy business recorded combined sales of $9 million for the quarter, up $2 million or 30 percent from the year-ago quarter. Combined net orders for these operations were $9 million for the quarter, up $4 million or 65 percent from the year-ago quarter.

   Outlook

   "Considering the higher than expected growth during the first quarter, we now believe that total company sales for the second quarter and full fiscal year will increase in the mid-teens over their respective totals in fiscal 2003," said Levy. "Earnings per diluted share for the second quarter and the full fiscal year 2004 should rise by about 20 percent over their respective totals in fiscal 2003."
   The company has completed its previously authorized 2-million share repurchase authorization that extends through this February. The company's board has authorized the repurchase of another 3 million shares through August 31, 2005.

   Investor Conference Call

   Varian Medical Systems will conduct its fiscal 2004 first-quarter conference call at 5 p.m. ET today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com. To access the call, dial 1-800-286-8010 from inside the U.S. or 1-617-801-6888 from outside the U.S. and enter confirmation code number 97096462. A replay can be accessed by dialing 1-888-286-8010 from inside the U.S. or 1-617-801-6888 from outside the U.S. and entering confirmation code 20602122. The replay will be available on the company's website for one year.

   Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,975 people who are located at manufacturing sites in North America and Europe and in its 48 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's investor relations web site at www.varian.com.

   Forward Looking Statements

   Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "should," "expect," "believe," "could," "hope," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the company's ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of a re-occurrence of Severe Acute Respiratory Syndrome (SARS) on travel and business operations; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and sales; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the ability to protect the company's intellectual property; the effect of changes in accounting principles; the risk of operations interruptions due to events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.
   A summary of earnings and other financial information follows:



         Varian Medical Systems, Inc. and Subsidiary Companies
                  Consolidated Statements of Earnings
      (Dollars and shares in millions, except per share amounts)
                              (Unaudited)

                                           Q1 QTR 2004    Q1 QTR 2003
                                           -----------   ------------

 Net orders                               $     308.3          251.1
   Oncology Systems                             255.1          213.9
   X-Ray Products                                44.1           31.7
   Ginzton Technology Center                      9.1            5.5

 Order backlog                            $     849.7          742.6

 Sales                                    $     267.0          206.7
   Oncology Systems                             220.8          165.9
   X-Ray Products                                37.3           34.0
   Ginzton Technology Center                      8.9            6.8

 Gross margin                                   106.5           80.1
   As a percent of sales                         39.9%          38.7%

 Operating expenses
   Research and development                      17.6           12.4
   Selling, general and administrative           44.5           35.7

 Operating earnings                              44.4           32.0
   As a percent of sales                         16.6%          15.5%

 Interest income, net                            (0.5)          (0.6)

 Earnings before taxes                           44.9           32.6

 Taxes on earnings                               15.7           11.6

 Net earnings  (1)                        $      29.2           21.0

---------------------------------------------------------------------

 Net earnings per share - basic:  (1)     $      0.43           0.31

 Net earnings per share - diluted:  (1)   $      0.41           0.30

 Shares used in the calculation of net
  earnings per share:
 Average shares outstanding - basic              68.0           67.9
 Average shares outstanding - diluted            71.1           70.9


(1) Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the first quarter of fiscal years 2004 and 2003 would have been reduced by $4.3M and $4.0M, respectively, and net earnings per share basic and diluted would have been reduced by $ 0.06 during the first quarter of both fiscal years 2004 and 2003.


        Varian Medical Systems, Inc. and Subsidiary Companies
                     Consolidated Balance Sheets

----------------------------------------------------------------------
(Dollars in thousands)               January 2, 2004    September 26,
                                       (Unaudited)           2003
----------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents       $       210,591    $      210,448
    Short-term marketable securities        126,336           112,128
    Accounts receivable, net                231,273           252,265
    Inventories                             124,574           116,815
    Other current assets                    122,350           113,868
                                     ---------------    --------------
     Total current assets                   815,124           805,524
                                     ---------------    --------------

Property, plant and equipment               238,093           236,077
    Accumulated depreciation and
     amortization                          (158,128)         (154,905)
                                     ---------------    --------------
     Net property, plant and
      equipment                              79,965            81,172
                                     ---------------    --------------

Long-term marketable securities              58,602            84,820
Goodwill                                     88,760            59,979
Other non-current assets                     36,157            21,992
                                     ---------------    --------------
Total assets                        $     1,078,608    $    1,053,487
                                     ===============    ==============

Liabilities and Stockholders' Equity
Current liabilities
    Accounts payable - trade                 47,695            47,169
    Accrued expenses                        233,647           240,406
    Product warranty                         37,655            36,040
    Advance payments from customers          96,770            85,801
                                     ---------------    --------------
     Total current liabilities              415,767           409,416
Long-term accrued expenses and other         24,698            21,895
Long-term debt                               58,500            58,500
                                     ---------------    --------------
     Total liabilities                      498,965           489,811
                                     ---------------    --------------

Stockholders' Equity
Common stock                                 68,052            67,971
Capital in excess of par value              172,285           157,258
Retained earnings and accumulated
 other comprehensive loss                   339,306           338,447
                                     ---------------    --------------
     Total stockholders' equity             579,643           563,676
                                     ---------------    --------------
Total liabilities and stockholders'
 equity                             $     1,078,608    $    1,053,487
                                     ===============    ==============

    CONTACT: Varian Medical Systems
             Elisha Finney, 650-424-6803
             elisha.finney@varian.com
             Spencer Sias, 650-424-5782
             spencer.sias@varian.com